PLEXUS CORP. 2024 OMNIBUS INCENTIVE PLAN
DIRECTOR RESTRICTED STOCK UNIT AWARD AGREEMENT
TO:        %%FIRST_NAME_MIDDLE_NAME_LAST_NAME%-%
DATE:        %%OPTION_DATE,'Month DD, YYYY'%-%

As a non-employee member of the Board of Directors (the “Board”) of Plexus Corp. (the “Corporation”), you have been awarded under the Plexus Corp. 2024 Omnibus Incentive Plan (the “Plan”), Restricted Stock Units (as described in the Plan) covering %%TOTAL_SHARES_GRANTED,'999,999,999'%-% shares of the Corporation’s common stock, $.01 par value (the “Award Shares”). Your Restricted Stock Unit Award is subject in all respects to the terms and conditions of the Plan. Any capitalized term used but not defined herein has the meaning set forth in the Plan.
Your eligibility to receive the Award Shares is conditioned upon your continued service on the Board through January XX, XXXX (the “Vesting Date”). Should you cease to be a member of the Board for any reason before the Vesting Date, your Restricted Stock Unit Award will be forfeited. Except as provided in the preceding sentence and in the next paragraph, the Award Shares will be transferred to you on the Vesting Date or as soon as practicable thereafter.
Prior to the date shares are issued to you under this award, you will not have any right to vote the Restricted Stock Units or to receive credit for cash dividends. You will not be deemed a stockholder of the Corporation with respect to any of the Restricted Stock Units. The Restricted Stock Units may not be sold, assigned, transferred, pledged, encumbered or otherwise disposed of prior to vesting.
If you made a valid, timely election to defer receipt of the Award Shares, and you remain a member of the Board through the Vesting Date, then your deferral election and the terms of the Plexus Corp. Non-Employee Directors Deferred Compensation Plan will determine when the Award Shares are transferred to you (between the Vesting Date and the date of that transfer your award will be represented by Deferred Stock Units as defined in the deferred compensation plan).
As a reminder, applicable securities laws may restrict your ability to sell the shares you receive under this award. You must comply with the Corporation’s Insider Trading Policy, a copy of which is included with this letter. The Corporation’s counsel should be consulted on your ability to sell your shares under the 1934 Act.
As an additional reminder, the fair market value of the shares on the transfer date will be includible in your gross income (as ordinary income) and will be reported on IRS Form 1099.
This Agreement reflects an Award made in Wisconsin and shall be construed under the laws of that state without regard to the conflict of laws provision of any jurisdiction.
To accept this grant, Restricted Stock Unit Agreement and other linked materials, please logon with your user name and password to www.etrade.com and follow the instructions provided. By accepting this grant online, you acknowledge and accept this grant and its terms and conditions. You also acknowledge receipt of this Restricted Stock Unit Agreement, a copy of the 2024 Omnibus Incentive Plan, and a copy of the Corporation’s Insider Trading Policy. If this grant is not accepted online within 30 days from the grant date of this Restricted Stock Unit Agreement, this Award will be deemed refused and may be withdrawn.
PLEXUS CORP.

By: /s/______________________________